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                                                                    Exhibit 10.3

                               First Amendment to
                  Harrah's Entertainment, Inc. (the "Company")
                Executive Supplemental Savings Plan (the "Plan")


      Pursuant to approval granted by the Human Resources Committee of the Company's Board of Directors on May 2, 2001, Section 4.5 of the Plan is amended by adding the following sentence at the end thereof:

      "An Employee who has a deferred compensation agreement with Harrah's Club (which was succeeded to by Harrah's Operating Company, Inc. by merger) may, upon written agreement with Harrah's Operating Company, Inc., transfer the account balance of such deferred compensation agreement including accrued interest to the Plan. Upon such transfer, the transferred amount will be fully vested and shall be subject to all of the terms and provisions of the Plan including, specifically, earnings crediting and payment provisions"

      IN WITNESS WHEREOF, this First Amendment has been executed as of the 2nd day of May, 2001.

                                          Harrah's Entertainment, Inc.



                                          By: /s/ ELAINE LO
                                              ----------------------------------
                                              Elaine Lo, Vice President
                                              Compensation and Benefits